AZZ Inc. Reports Fiscal Year 2026 Second Quarter Results

Solid Quarterly Results Highlight Growth in Sales, EPS and Cash Flow
Fiscal Year 2026 Guidance Remains Unchanged
October 8, 2025 - FORT WORTH, TX - AZZ Inc. (NYSE: AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today announced financial results for the second quarter ended August 31, 2025.
Fiscal Year 2026 Second Quarter Overview (as compared to prior fiscal year second quarter(1)):
◦Total Sales of $417.3 million, up 2.0%
▪Metal Coatings sales of $190.0 million, up 10.8%
▪Precoat Metals sales of $227.3 million, down 4.3%
◦Net Income of $89.3 million, up 152.3%; Adjusted net income of $46.9 million, up 13.8%
◦GAAP diluted EPS of $2.95 per share, up 150.0%; Adjusted diluted EPS of $1.55, up 13.1%
◦Consolidated Adjusted EBITDA of $88.7 million or 21.3% of sales, versus prior year of $91.9 million, or 22.5% of sales
◦Segment Adjusted EBITDA margin of 30.8% for Metal Coatings and 20.2% for Precoat Metals
◦Infrastructure Solutions Adjusted EBITDA of $(2.3) million, excluding the gain and other adjustments
◦Cash provided by operating activities in the quarter of $58.4 million, up 23% from last year
◦Completed the acquisition of a galvanizing facility in Canton, Ohio for $30.1 million
◦Cash dividend of $0.20 per share to common shareholders paid during the quarter
(1) Adjusted Net Income, Adjusted EPS, Adjusted EBITDA, and net leverage ratio are non-GAAP financial measures as defined and reconciled in the tables below.

Tom Ferguson, President, and Chief Executive Officer of AZZ, commented, "Second quarter sales expanded to $417.3 million, up 2.0% over the prior year, and generated adjusted diluted EPS of $1.55, up 13.1%. Metal Coatings delivered strong, double-digit sales gains on volume increases, while Precoat Metals' experienced weaker demand in several end markets. Infrastructure-driven project spending drove Metal Coatings second quarter results, supported by growth in construction, industrial, and electrical transmission and distribution end-markets. In line with broader industry trends, Precoat Metals' sales results were pressured by building construction, HVAC, and appliance end-markets. Adjusted EBITDA of $88.7 million or 21.3% of sales was down $3.1 million from the prior year same quarter, primarily attributable to the Welding Service's business within AVAIL and their normal slow summer season. On a year-to-date basis, sales increased $17.0 million, or 2.1% over prior year and Adjusted EBITDA increased $9.2 million, or 4.9% over prior year. We continue to have confidence that our full-year 2026 financial guidance is achievable, as we carefully monitor customer trends in key markets.

"During the quarter we continued to strengthen our balance sheet. We introduced an Accounts Receivable securitization program to our capital structure, successfully repriced our Term Loan B, achieving a 75-basis point reduction, and achieved a modest debt paydown in the quarter. We are pleased to maintain a net debt leverage of 1.7x at the end of the quarter, after closing on an acquisition and increasing our cash dividend. The second quarter's performance generated $58.4 million cash from operations, and we will continue to closely manage working capital, capital expenditures, and debt as we progress through the second half of our fiscal year. Our pipeline of M&A opportunities remains robust, reflecting the strength of our strategy and our disciplined approach to pursuing high-quality acquisition targets. Finally, I want to thank all of our dedicated AZZ employees for their hard work, disciplined focus and pride and passion for delivering outstanding quality and service to our customers." Ferguson concluded.

Segment Performance

Second Quarter 2026 Metal Coatings
Sales of $190.0 million increased by 10.8% over the second quarter of last year, primarily due to increased volume supported by infrastructure-related project spending in several end markets, including construction, industrial, and electrical transmission and distribution. Segment Adjusted EBITDA of $58.5 million resulted in Adjusted EBITDA margin of 30.8%, a decrease of 90 basis points from the prior year second quarter due to a higher mix of electrical, solar, transmission and distribution projects.

Second Quarter 2026 Precoat Metals
Sales of $227.3 million decreased by 4.3% compared to the second quarter of last year, primarily due to weaker end markets, including building construction, HVAC, and appliance. Segment EBITDA of $45.9 million resulted in EBITDA margin of 20.2%, a decrease of 90 basis points from the prior year second quarter, primarily due to the lower volume.

Balance Sheet, Liquidity and Capital Allocation
The Company generated significant operating cash of $373.2 million for the first six months of fiscal year 2026 through improved earnings, which included a distribution of $273.2 million from the AVAIL JV following the sale of its Electrical Products Group, coupled with a continued focus on working capital management. At the end of the second quarter, the Company's net leverage was 1.7x trailing twelve months Adjusted EBITDA. During the first six months of fiscal year 2026, the Company paid down debt of $290.4 million and returned cash to common shareholders through cash dividend payments totaling $11.1 million. The Company completed a $30.1 million acquisition during the quarter as part of its capital allocation strategy. Capital expenditures for the first six months of fiscal year 2026 were $40.2 million, and full fiscal year capital expenditures are expected to be approximately $60 - $80 million.

Financial Outlook — Fiscal Year 2026 Guidance Remains Unchanged
We are maintaining our fiscal year 2026 guidance, which reflects our best estimates given anticipated market conditions for the full year, lower interest expense, an annualized effective tax rate of 24% and excludes M&A activity and any federal regulatory changes that may emerge.

FY2026 Guidance(1)
Sales	$1.625 - $1.725 billion
Adjusted EBITDA	$360 - $400 million
Adjusted Diluted EPS	$5.75 - $6.25

(1) FY2026 Guidance Assumptions:
a.Excludes any future acquisitions.
b.Excludes any future equity in earnings from AVAIL joint venture.
c.Management defines adjusted earnings per share to exclude intangible asset amortization, restructuring charges and additional stock compensation expense related to the adoption of our executive retiree long-term incentive program from the reported GAAP measure.
d.Assumes EBITDA margin range of 27 - 32% for the Metal Coatings segment and 17% - 22% for the Precoat Metals segment.

Conference Call Details
AZZ Inc. will conduct a live conference call with Tom Ferguson, Chief Executive Officer, Jason Crawford, Chief Financial Officer, and David Nark, Chief Marketing, Communications, and Investor Relations Officer to discuss financial results for the second quarter of the fiscal year 2026, Thursday, October 9, 2025, at 11:00 A.M. ET. Interested parties can access the conference call by dialing (844) 855-9499 or (412) 317-5497 (international). A webcast of the call will be available on the Company's Investor Relations page at http://www.azz.com/investor-relations.

A replay of the call will be available at (877) 344-7529 or (412) 317-0088 (international), replay access code: 3920463 through October 16, 2025, or by visiting http://www.azz.com/investor-relations for the next 12 months.

About AZZ Inc.
AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets in North America. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our manufactured solutions, including demand by the construction markets, the industrial markets, and the metal coatings markets. We could also experience additional increases in labor costs, components and raw materials including zinc and natural gas, which are used in our hot-dip galvanizing process, paint used in our coil coating process; supply-chain vendor delays; customer requested delays of our manufactured solutions; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the manufactured solutions that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as inflation or changes in the political stability in the United States and other foreign markets in which we operate; tariffs, acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 28, 2025, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov.You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Chief Marketing, Communications, and Investor Relations Officer
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin / Phillip Kupper
Three Part Advisors
(214) 616-2207 or (817) 368-2556
www.threepa.com

AZZ Inc.
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2025	2024	2025	2024
Sales	$417,275	$409,007	$839,237	$822,215
Cost of sales	315,983	305,493	633,815	616,031
Gross margin	101,292	103,514	205,422	206,184

Selling, general and administrative	32,831	35,868	67,412	68,789
Operating income	68,461	67,646	138,010	137,395

Interest expense, net	(13,665)	(21,909)	(32,228)	(44,683)
Equity in earnings of unconsolidated subsidiaries	59,345	1,478	232,868	5,302
Other income, net	188	417	1,515	621
Income before income taxes	114,329	47,632	340,165	98,635
Income tax expense	24,983	12,213	79,911	23,614
Net income	89,346	35,419	260,254	75,021
Series A Preferred Stock Dividends	—	—	—	(1,200)
Redemption premium on Series A Preferred Stock	—	—	—	(75,198)
Net income (loss) available to common shareholders	$89,346	$35,419	$260,254	$(1,377)

Basic earnings (loss) per common share	$2.97	$1.19	$8.68	$(0.05)
Diluted earnings (loss) per common share	$2.95	$1.18	$8.61	$(0.05)

Weighted average shares outstanding - Basic	30,037	29,852	29,992	28,294
Weighted average shares outstanding - Diluted	30,244	30,057	30,243	28,294

Cash dividends declared per common share	$0.20	$0.17	$0.37	$0.34

AZZ Inc.
Segment Reporting
(dollars in thousands)
(unaudited)

	Three Months Ended August 31,		Six Months Ended August 31,
	2025	2024	2025	2024
Sales:
Metal Coatings	$189,984	$171,500	$377,199	$348,152
Precoat Metals	227,291	237,507	462,038	474,063
Total Sales	$417,275	$409,007	$839,237	$822,215

Adjusted EBITDA:
Metal Coatings	$58,538	$54,366	$120,053	$109,011
Precoat Metals	45,945	50,169	94,421	97,855
Infrastructure Solutions	(2,320)	1,469	5,297	5,264
Total Segment Adjusted EBITDA(1)	$102,163	$106,004	$219,771	$212,130

(1) See the non-GAAP disclosure section below for a reconciliation between the various measures calculated in accordance with GAAP to the non-GAAP financial measures.

AZZ Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)
	As of
	August 31, 2025	February 28, 2025
Assets:
Current assets	$389,459	$375,444
Property, plant and equipment, net	603,260	592,941
Other non-current assets, net	1,233,264	1,258,716
Total Assets	$2,225,983	$2,227,101

Liabilities and Shareholders’ equity:
Current liabilities	$224,949	$220,992
Long-term debt, net	566,864	852,365
Other non-current liabilities	131,139	108,249
Shareholders' equity	1,303,031	1,045,495
Total Liabilities and Shareholders' equity	$2,225,983	$2,227,101

AZZ Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six Months Ended August 31,
	2025	2024
Net cash provided by operating activities	$373,169	$119,430
Net cash used in investing activities	(66,491)	(58,740)
Net cash used in financing activities	(306,614)	(62,750)
Effect of exchange rate changes on cash	(655)	(137)
Net decrease in cash and cash equivalents	(591)	(2,197)
Cash and cash equivalents at beginning of period	1,488	4,349
Cash and cash equivalents at end of period	$897	$2,152

(1)	For the six months ended August 31, 2025, net cash provided by operating activities includes distributions from AVAIL of $273.2 million. Refer to footnote 7 on page 11.

AZZ Inc.
Non-GAAP Disclosure
Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA
In addition to reporting financial results in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"), we provide adjusted net income, adjusted earnings per share and Adjusted EBITDA (collectively, the "Adjusted Earnings Measures"), which are non-GAAP measures. Management believes that the presentation of these measures provides investors with greater transparency when comparing operating results across a broad spectrum of companies, which provides a more complete understanding of our financial performance, competitive position, prospects for future capital investment and debt reduction. Management also believes that investors regularly rely on non-GAAP financial measures, such as adjusted net income, adjusted earnings per share and Adjusted EBITDA to assess operating performance and that such measures may highlight trends in our business that may not otherwise be apparent when relying on financial measures calculated in accordance with GAAP.
Management defines adjusted net income and adjusted earnings per share to exclude: 1) intangible asset amortization, 2) restructuring charges, 3) retirement and other severance expenses, 4) redemption premium on Series A Preferred Stock, 5) additional stock compensation expense related to the adoption of our executive retiree long-term incentive program, and 6) certain adjustments related to the Company's unconsolidated joint venture from the reported GAAP measure. Management defines Adjusted EBITDA as adjusted net income excluding depreciation, amortization, interest, provision for income taxes and Series A Preferred Stock dividends. Management believes Adjusted EBITDA is used by investors to analyze operating performance and evaluate the Company's ability to incur and service debt, as well as its capacity for making capital expenditures in the future.
Management provides non-GAAP financial measures for informational purposes and to enhance understanding of the Company’s GAAP consolidated financial statements. Readers should consider these measures in addition to, but not instead of or superior to, the Company's financial statements prepared in accordance with GAAP, and undue reliance should not be placed on these non-GAAP financial measures. Additionally, these non-GAAP financial measures may be determined or calculated differently by other companies, limiting the usefulness of those measures for comparative purposes.
The following tables provide a reconciliation for the three and six months ended August 31, 2025 and August 31, 2024 between the non-GAAP Adjusted Earnings Measures to the most comparable measures, calculated in accordance with GAAP (in thousands, except per share data):

Adjusted Net Income and Adjusted Earnings Per Share

	Three Months Ended August 31,				Six Months Ended August 31,
	2025		2024		2025		2024
	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)	Amount	Per Diluted Share(1)
Net income	$89,346		$35,419		$260,254		$75,021
Less: Series A Preferred Stock dividends	—		—		—		(1,200)
Less: Redemption premium on Series A Preferred Stock	—		—		—		(75,198)
Net income (loss) available to common shareholders(2)	89,346	$2.95	35,419	$1.18	260,254	$8.61	(1,377)	$(0.05)
Impact of Series A Preferred Stock dividends(2)	—		—		—		1,200	0.04
Net income (loss) and diluted earnings (loss) per share for Adjusted net income calculation(2)	89,346	$2.95	35,419	$1.18	260,254	$8.61	(177)	$(0.01)
Adjustments:
Amortization of intangible assets	5,823	0.19	5,787	0.19	11,557	0.38	11,580	0.38
Restructuring charges(3)	—	—	—	—	3,827	0.13	—	—
Retirement and other severance expense(4)	—	—	1,888	0.06	—	—	1,888	0.06
Redemption premium on Series A Preferred Stock(5)	—	—	—	—	—	—	75,198	2.50
Executive retiree long-term incentive program(6)	—	—	—	—	2,185	0.07	—	—
AVAIL JV equity in earnings adjustment(7)	(61,639)	(2.04)	—	—	(227,465)	(7.52)	—	—
Subtotal	(55,816)	(1.84)	7,675	0.25	(209,896)	(6.94)	88,666	2.94
Tax impact(8)	13,396	0.44	(1,842)	(0.06)	50,375	1.67	(3,232)	(0.11)
Total adjustments	(42,420)	(1.40)	5,833	0.19	(159,521)	(5.27)	85,434	2.83
Adjusted net income and adjusted earnings per share (non-GAAP)	$46,926	$1.55	$41,252	$1.37	$100,733	$3.33	$85,257	$2.83

Weighted average shares outstanding—Diluted for Adjusted earnings per share(2)		30,244		30,057		30,243		30,123

See notes on page 11.

Adjusted EBITDA

	Three Months Ended August 31,		Six Months Ended August 31,
	2025	2024	2025	2024
Net income	$89,346	$35,419	$260,254	$75,021
Interest expense	13,665	21,909	32,228	44,683
Income tax expense	24,983	12,213	79,911	23,614
Depreciation and amortization	22,372	20,429	44,199	40,750
Adjustments:
Restructuring charges(3)	—	—	3,827	—
Retirement and other severance expense(4)	—	1,888	—	1,888
Executive retiree long-term incentive program(6)	—	—	2,185	—
AVAIL JV equity in earnings adjustment(7)	(61,639)	—	(227,465)	—
Adjusted EBITDA (non-GAAP)	$88,727	$91,858	$195,139	$185,956

See notes on page 11.

Adjusted EBITDA by Segment

	Three Months Ended August 31, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$51,708	$36,521	$59,319	$(58,202)	$89,346
Interest expense	—	—	—	13,665	13,665
Income tax expense	—	—	—	24,983	24,983
Depreciation and amortization	6,830	9,424	—	6,118	22,372
Adjustments:
AVAIL JV equity in earnings adjustment(7)	—	—	(61,639)	—	(61,639)
Adjusted EBITDA (non-GAAP)	$58,538	$45,945	$(2,320)	$(13,436)	$88,727

See notes on page 11.

	Three Months Ended August 31, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$47,681	$42,530	$1,469	$(56,261)	$35,419
Interest expense	—	—	—	21,909	21,909
Income tax expense	—	—	—	12,213	12,213
Depreciation and amortization	6,685	7,639	—	6,105	20,429
Adjustments:
Retirement and other severance expense(4)	—	—	—	1,888	1,888
Adjusted EBITDA (non-GAAP)	$54,366	$50,169	$1,469	$(14,146)	$91,858

See notes on page 11.

	Six Months Ended August 31, 2025
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$102,378	$75,875	$232,762	$(150,761)	$260,254
Interest expense	—	—	—	32,228	32,228
Income tax expense	—	—	—	79,911	79,911
Depreciation and amortization	13,490	18,546	—	12,163	44,199
Adjustments:
Restructuring charges(3)	3,827	—	—	—	3,827
Executive retiree long-term incentive program(6)	358	—	—	1,827	2,185
AVAIL JV equity in earnings adjustment(7)	—	—	(227,465)	—	(227,465)
Adjusted EBITDA (non-GAAP)	$120,053	$94,421	$5,297	$(24,632)	$195,139

See notes on page 11.

	Six Months Ended August 31, 2024
	Metal Coatings	Precoat Metals	Infra- structure Solutions	Corporate	Total
Net income (loss)	$95,670	$82,623	$5,264	$(108,536)	$75,021
Interest expense	—	—	—	44,683	44,683
Income tax expense	—	—	—	23,614	23,614
Depreciation and amortization	13,341	15,232	—	12,177	40,750
Adjustments:
Retirement and other severance expense(4)	—	—	—	1,888	1,888
Adjusted EBITDA (non-GAAP)	$109,011	$97,855	$5,264	$(26,174)	$185,956

See notes on page 11.

Debt Leverage Ratio Reconciliation

	Trailing Twelve Months Ended
	August 31, 2025	February 28, 2025
Gross debt	$609,875	$900,250
Less: Cash per bank statement	(5,417)	(12,670)
Add: Finance lease liability	11,914	6,647
Consolidated indebtedness	$616,372	$894,227

Net income	$314,067	$128,833
Depreciation and amortization	85,653	82,205
Interest expense	68,827	81,282
Income tax expense	98,147	41,850
EBITDA	566,694	334,170
Cash items(9)	20,352	15,325
Non-cash items(10)	14,544	12,161
Equity in earnings, net of distributions	(236,317)	(3,598)
Adjusted EBITDA per Credit Agreement	$365,273	$358,058

Net leverage ratio	1.7x	2.5x

(1)	Earnings per share amounts included in the "Adjusted Net Income and Adjusted Earnings Per Share" table above may not sum due to rounding differences.
(2)
For the six months ended August 31, 2024, diluted earnings per share is based on weighted average shares outstanding of 28,294, as the Series A Preferred Stock that was redeemed May 9, 2024, is anti-dilutive for this calculation. The calculation of adjusted diluted earnings per share is based on weighted average shares outstanding of 30,123, as the Series A Preferred Stock is dilutive to adjusted diluted earnings per share. Adjusted net income for adjusted earnings per share also includes the addback of Series A Preferred Stock dividends for the period noted above. For further information regarding the calculation of earnings per share, see "Item 1. Financial Statements—Note 4" in the Company's Form 10-Q for the second quarter of fiscal year 2026.

(3)
Includes restructuring charges related to the closure of two surface technology facilities in our Metal Coatings segment. See "Item 1. Financial Statements—Note 18" in the Company's Form 10-Q for the second quarter of fiscal year 2026.

(4)	Related to retention and transition of certain executive management employees.
(5)	On May 9, 2024, we redeemed AZZ's Series A Preferred Stock. The redemption premium represents the difference between the redemption amount paid and the book value of the Series A Preferred Stock.
(6)
During the six months ended August 31, 2025, we recognized additional stock-based compensation expense of $2.2 million upon the adoption of the Executive Retiree Long-term Incentive Program. For further information regarding the adoption of the ERP, see "Item 1. Financial Statements—Note 16" in the Company's Form 10-Q for the second quarter of fiscal year 2026.

(7)
During the first quarter of fiscal 2026, AVAIL completed the sale of the Electrical Products Group ("EPG") business to nVent Electric plc. The three and six months ended August 31, 2025 include $61.6 million and $227.5 million, which represents the gain related to the sale of the EPG business, partially offset by the recognition of an impairment loss on the AVAIL JV and an adjustment related to a change in AVAIL's transfer pricing policy. For further information, see "Item 1. Financial Statements—Note 8" in the Company's Form 10-Q for the second quarter of fiscal year 2026.

(8)	The non-GAAP effective tax rate for each of the periods presented is estimated at 24.0%.
(9)	Cash items include certain legal settlements, accruals, and retirement and other severance expenses, and restructuring charges associated with the Metal Coatings segment.
(10)	Non-cash items include stock-based compensation expense.